AUDIT ALLIANCE LLP®

Member of Allinial GLOBAL.

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

To :	YCM CPA INC.
Company :	INNEOVA Holdings Limited
Address :	14 Ang Mo Kio Street 63 Singapore 569116
From :	Bernard Lee FCA(Singapore) MBA (bernard.lee@allianceaudit.com)
Date :	27 October 2025
Your Ref :	INNEOVA Holdings Limited (referred to as the "Company")

Re: REQUEST FOR PROFESSIONAL CLEARANCE LETTER (AUDIT)

Dear Sir/Madam,

We acknowledge receipt of your letter dated October 17, 2025, requesting information in connection with your proposed audit engagement of INNEOVA Holdings Limited for the year ending December 31, 2025. The Company has authorized us to respond, and our replies to your specific questions are set out below.

1) Based on our experience during the audit of INNEOVA Holdings Limited for the year ended December 31, 2024, we did not encounter information that caused us to doubt the integrity of management.

2) During our audit, there were no unresolved disagreements with management regarding accounting principles, auditing scope, or other significant matters.

3) We communicated with the audit committee in accordance with PCAOB AS 1301 regarding fraud risk, illegal acts, internal control deficiencies, and other required matters. There were no instances of fraud or illegal acts identified and no material weaknesses in internal control reported beyond those already communicated in our written reports.

4) We are not aware of any disputes or issues leading to our replacement.

5) We are not aware of any undisclosed related-party relationships or significant unusual transactions that would have affected the financial statements as of and for the year ended December 31, 2024.

6) As of the date of this letter, all audit and related service fees have been fully settled, and there are no outstanding amounts or fee disputes between our firm and the Company.

7) We were not prevented from applying necessary audit procedures by management during the course of our engagement.

8) Management was cooperative and not domineering in its dealings with the audit team.

9) We were not subjected to unreasonable demands or time constraints that could have adversely affected the completion of our audit.

Yours faithfully


AUDIT ALLIANCE LLP

Bernard Lee FCA (Singapore)
MBA Audit Partner
Audit Alliance LLP